Exhibit 99.1

BOB EVANS REPORTS FISCAL 2014 THIRD-QUARTER RESULTS

Company announces 3Q 2014 diluted EPS of $0.22; diluted non-GAAP EPS was $0.30 for the quarter

Bob Evans Restaurants reports 3Q 2014 weather-impacted same-store sales of -1.8 percent; estimates sustained and severe winter weather impact of approximately 3 percent, and notes its 47 core restaurants located in Florida achieved same-store sales of 4.4 percent, benefiting from the Farm Fresh Refresh program, value sales layers, and the absence of severe winter weather. Early fourth-quarter sales also impacted; Company expects February same-store sales of -6.7 percent, weather impact estimated at approximately 9 percent

Sustained and severe winter weather adversely impacted Bob Evans Restaurants’ sales, cost of sales, operating wages and other operating expenses including utilities and snow removal, reducing diluted GAAP and diluted non-GAAP EPS by approximately $0.18 per share compared to the prior year period and approximately $0.05 per share compared to the Company’s January 21, 2014, updated guidance

At BEF Foods, higher than expected initial plant startup inefficiencies, the effect of continued high sow costs, and the sales and expense impacts of a supplier dispute, reduced GAAP and non-GAAP EPS by approximately $0.17 per diluted share compared to the prior year period and approximately $0.06 per diluted share compared to the Company’s January 21, 2014, updated guidance

Company revises fiscal year 2014 diluted non-GAAP EPS guidance to $1.60 to $1.75. This guidance includes additional fiscal 2014 fourth quarter sustained and severe weather profit impact of approximately $5 to $6 million from lost sales and related expenses during February, and approximately $1.5 to $2.0 million of BEF Foods’ plant startup inefficiencies primarily related to the expansion of the Sulphur Springs, Texas, facility

Along with the cost savings previously announced, Company has taken additional actions to offset the remainder of the $10 million of costs formerly allocated to Mimi’s Café

Company provides fiscal year 2015 diluted GAAP EPS guidance range of $2.80 to $3.00, incorporating the anticipated benefits of the Company’s transformational investments and the absence of certain costs impacting 2014 results. Company raises long-term annual diluted EPS growth guidance range to 10 to 12 percent, reflecting confidence in the Company’s operational execution in 2015 and beyond against its transformational investment programs at both Bob Evans Restaurants and BEF Foods

Company remains committed to achieving 300 to 350 basis points of margin improvement in both its Bob Evans Restaurants and BEF Foods business segments by fiscal year 2018 relative to fiscal year 2013; BEF Foods expects its plant network optimization initiatives to deliver an estimated 250 basis points of operating margin improvement in fiscal year 2015

Company expects to complete its current $225 million share repurchase program by the end of fiscal year 2014

Company announces its board of directors has authorized up to $100 million of share repurchases for fiscal year 2015. By the end of fiscal 2015, the Company is expected to have returned more than $900 million to investors since fiscal 2007 through a disciplined capital allocation program including share repurchases and dividend payments

NEW ALBANY, Ohio – March 4, 2014 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2014 third quarter ended Friday, January 24, 2014. Net income was $5.7 million, or $0.22 per diluted share, compared with a net loss of $55.1 million, or $1.96 per diluted share, in the comparable period last year. For the third quarter of 2014, non-GAAP earnings were $7.8 million, or $0.30 per diluted share, compared with non-GAAP income of $15.8 million, or $0.56 per diluted share, in the comparable period last year.

	3 months ended
in millions except per diluted share data	1/24/14	1/25/13
Net Income	$5.7	$(55.1)
Adjustments for non-GAAP (net of taxes)
Bob Evans Restaurants
Impairments	1.2	1.6
Severance and Restructuring	0.3	0.2
(Gain) on sale of assets, Overhead allocation and other	(0.1)	(0.1)
BEF Foods
Severance and Restructuring	0.5	0.8
(Gain) on sale of assets, Overhead allocation and other	0.0	0.2
Net Discontinued Operations	0.3	46.2
Adjustments to interest expense	(0.3)	4.2
Adjustments to non-GAAP tax expense		17.8

Net Income adjusted for non-GAAP items (a)	$7.8	$15.8

Diluted EPS	$0.22	$(1.96)
Diluted non-GAAP EPS	$0.30	$0.56

(a)	Earnings adjusted for non-GAAP items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of earnings adjusted for non-GAAP items

non-GAAP Tax Rate	31%	32%

Third-quarter fiscal 2014 commentary

Chairman and Chief Executive Officer Steve Davis said, “The third quarter of fiscal 2014 was especially challenging due to a number of factors, including: sustained and severe winter weather of a magnitude not seen in many years, particularly in our core Midwest markets; continued higher than projected sow costs; and higher than projected fiscal 2014 startup inefficiencies following the expansion of the BEF Foods’ Sulphur Springs, Texas, plant. However, we expect these issues will be confined to fiscal 2014, and as such will not impact fiscal 2015 results.

“With the capital investments and expenses associated with our recent transformational investment programs, including the Farm Fresh Refresh program and BEF Foods’ plant expansion projects completed by the end of fiscal year 2014, we expect improved free cash flow and earnings performance beginning in fiscal year 2015. As a result, today we are announcing:

•	an increase in our long-term annual diluted EPS growth guidance range to 10 to 12 percent;

•	a preliminary fiscal year 2015 diluted EPS guidance range of $2.80 to $3.00; and

•	a newly authorized share repurchase program of up to $100 million for fiscal year 2015.”

Davis continued, “At Bob Evans Restaurants, we believe sustained and severe winter weather obscured positive developments within the business. For example, although Bob Evans Restaurants reported chain-wide same-store sales of -1.8 percent for the third quarter, including an estimated adverse severe winter weather impact of approximately 3 percent, our remodeled Florida restaurants were not significantly impacted by severe winter weather and generated same-store sales of 4.4 percent. We believe this demonstrates the sales lift potential of the Farm Fresh Refresh program along with our compelling value offerings, including the recently introduced $7.99 Knife and Fork Sandwich and our proven Three-Course Dinner platforms.

“At BEF Foods, third-quarter average sow costs of $72.36 per hundredweight, an increase of more than 23 percent compared to the prior year period, along with higher than projected startup inefficiencies at our Sulphur Springs plant, and the remaining impact of our supplier dispute, had a net negative year-over-year cost impact of approximately $5.2 million during the quarter. These issues notwithstanding, we continue to expect 250 basis points of margin expansion at BEF Foods during fiscal year 2015 from: efficiencies associated with the recent closure of three production plants; the completion of the Lima, Ohio, and Sulphur Springs plant expansions and anticipated efficiencies related thereto; and ongoing vertical integration projects to optimize manufacturing processes at the Lima plant. These improvements are critically important as a means for offsetting the impact of high sow costs, which year-to-date have increased approximately $16 million over the prior year.

“We also announced today a strategic realignment and, while admittedly a difficult decision, a reduction of personnel at Bob Evans Restaurants, BEF Foods, and at our corporate office as part of our comprehensive plan to reduce SG&A expense and deliver on our commitment of 300 to 350 basis points of margin improvement by fiscal year 2018. Adding to the $6 to $7 million of other cost savings we previously identified, these actions, together with the realignment of both Bob Evans Restaurants and Bob Evans Farms Foods, we expect to close the gap to offset the $10 million of overhead costs formerly allocated to Mimi’s Café. Unrelated to these actions, Randy Hicks, president of Bob Evans Restaurants has announced he will retire after an exemplary career spanning more than three decades with our Company. Randy has graciously agreed to continue in his position for several months to facilitate transition to new leadership. A search process for Randy’s replacement is currently underway.

“In conclusion, while we encountered a number of challenges during the quarter, and for the year, including a sustained and severe winter weather impact; the referenced supplier dispute and the net effect of higher year-over-year sow costs, we remain committed to realizing the expected returns from our transformational growth investments both in the Bob Evans Restaurants and BEF Foods business segments and further delivering on our earnings growth through the expected achievement of our five-year 300 to 350 basis point margin expansion goal through fiscal 2018. Correspondingly, we anticipate that further success on these initiatives will continue to foster returns to our shareholders through earnings growth, share repurchase and dividend programs.”

Third-quarter fiscal 2014 consolidated results

Operating profit in the third quarter of fiscal 2014 was reduced by approximately $10.9 million, or approximately $0.35 per diluted share, compared to the prior year period, due to sustained and severe winter weather, higher than projected sow costs, and other short-term cost impacts as detailed below.

Item affecting Bob Evans restaurants:

•	Approximately $5.6 million related to unfavorable weather, including: the profit flow-through effect of $7.2 million of lost sales, equating to $3.6 million of profitability associated with the lost sales; $0.5 million in unfavorable labor expenses; $0.3 million of unfavorable food costs; and $1.2 million in unfavorable other operating expenses which includes snow removal, utilities, facility repair and other maintenance related items.

Items affecting BEF Foods:

•	$4.5 million in the cost of sales line due to increased sow costs in the BEF Foods segment compared to last year’s third quarter, mostly offset by a $3.2 million reduction of trade spending and $0.7 million of increased pricing. During the third quarter of fiscal 2014, sow costs averaged $72.36 per hundredweight compared to $58.72 per hundredweight for the comparable period last year.

•	$2.5 million resulting from a supplier dispute related to BEF Foods’ refrigerated side dish business, primarily resulting from the margin impact of lost sales related to the supplier dispute. The Company’s former primary side dish supplier, who is also a competitor, unexpectedly stopped providing the Company with product in advance of the holiday season, causing lost sales through December as product supply was terminated. The Company no longer sources product from the supplier.

•	$2.1 million in startup costs and lower production efficiency at the newly expanded Sulphur Springs facility compared to last year and $1.7 million higher than contemplated in the Company’s January 21, 2014, updated guidance. The Company expects startup issues to moderate during the fourth quarter and to be fully operating at planned efficiencies during fiscal 2015.

Items affecting both Bob Evans Restaurants and BEF Foods:

•	$1.7 million in the SG&A line related to additional professional services, primarily costs related to activist shareholder responses and strengthening the Company’s internal processes and controls over financial reporting.

•	$1.6 million of bonus accrual favorability as performance did not meet payout requirements.

The Company uses non-GAAP financial measures to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis as excluding these items reflects operating results that are more indicative of the Company’s ongoing operating performance and improve comparability to prior periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding the items noted above.

Third-quarter fiscal 2014 Bob Evans Restaurants segment summary

Operating income – Bob Evans Restaurants’ non-GAAP operating income was $8.7 million, compared to non-GAAP operating income of $19.5 million in the corresponding period last year. The decrease was due to: an approximately $3.6 million profit impact of lost sales resulting from sustained and severe winter weather; $4.0 million of incremental depreciation including $2.5 million related to the Farm Fresh Refresh remodeling program; $1.3 million of increased professional expenditures related to activist shareholder responses and strengthening the Company’s internal processes and controls over financial reporting and other SG&A related expenses including training, legal costs, and relocation; approximately $0.7 million of operating wage rate variance including $0.5 million related to severe winter weather; $1.9 million of unfavorable cost of sales rate variance primarily impacted by increased pork, bakery, and beef costs including $0.3 million of waste related to severe winter weather; and other operating expenses including $1.2 million of snow removal, utilities, facility repair and other severe winter weather-related items. The aggregate impact of these items was partially offset by incentive compensation favorability.

Bob Evans Restaurants’ net sales were $240.5 million, down 2.0 percent compared to net sales of $245.5 million in the corresponding period last year. Same-store sales declined by 1.8 percent, below the Knapp-Track™ family dining index of -1.0 percent for the same period. In Florida, where weather did not materially impact sales during the quarter, Bob Evans Restaurants achieved same-store sales of 4.4 percent, significantly better than the Knapp-Track™ family dining index of 0.8 percent in the state.

Unusually sustained and severe winter weather is estimated to have impacted net sales by $7.2 million and same-store sales by approximately 3 percent. Excluding the estimated impact of such weather, the Company believes same-store sales would have been positive reflecting the successful Thanksgiving holiday.

	Same-Store Sales (SSS) Restaurants	November	December	January	3Q FY ’14	February
Total System	554	0.4%	-1.7%	-4.7%	-1.8%	-6.7%
Florida	47	2.1%	6.0%	5.7%	4.4%	1.2%
System (ex-Florida)	507	0.2%	-2.4%	-5.8%	-2.4%	-7.6%

During the third quarter, the Farm Fresh Refresh remodeling program resulted in 237 closed restaurant days, compared to 258 days in the corresponding period last year, with minimal impact on same-store sales. The Company estimates 90 percent of remodeled restaurants were impacted by sustained and severe winter weather during the third quarter. The Company realized $0.2 million of profitability from incremental sales and lower remodeling-related costs due to fewer year-over-year closed restaurant days.

During the third quarter of fiscal 2014, Bob Evans Restaurants:

•	remodeled 39 restaurants; and

•	opened one new restaurant located in Altoona, Pennsylvania.

Third-Quarter Fiscal 2014 Farm Fresh Refresh Same-Store Sales Performance Summary:

	Total System	Percent of SSS Restaurants	Florida	Percent of SSS Restaurants	System (ex-Florida)	Percent of SSS Restaurants
Remodeled	-1.5%	87%	4.6%	96%	-2.2%	85%
Within one year	0.0%		4.9%		-1.3%
Over one year	-2.8%		1.9%		-2.9%
Not Remodeled	-3.6%	13%	-1.8%	4%	-3.6%	15%

Third-quarter fiscal 2014 BEF Foods segment summary

Operating Income – BEF Foods’ non-GAAP operating income was $2.2 million, compared to non-GAAP operating income of $4.7 million in the corresponding period last year. The primary drivers of the decline were: $4.5 million of incremental sow costs impacting cost of sales; $2.5 million related to the referenced supplier dispute including the profit effect of lost sales and higher co-packer prices before supply was terminated; and $2.1 million related to the startup of the Sulphur Springs facility expansion impacting the operating wages and other operating expense. The drivers of the decline were partially offset by a $3.2 million reduction in trade spending; $0.7 million of increased pricing; sales leverage; and reductions in SG&A.

BEF Foods’ net sales were $99.6 million, an increase of 1.8 percent, compared to net sales of $97.8 million in the corresponding period last year. The referenced supplier dispute impacted BEF Foods’ sales as the Company was unable to completely fill many orders from key customers during the holiday period. The Company estimates sales were adversely impacted by approximately $7 million as a result of the supply disruption. Furthermore, the dispute hampered the Company’s innovation efforts as the termination of supply of a key product line necessitated several unplanned modifications to the Lima, Ohio, facility to accommodate new equipment and processes in order to manufacture the product in-house.

Planned efficiencies from the Company’s Sulphur Springs plant expansion are being realized more slowly than anticipated. During the second half of January, after volume was transferred from the recently closed Bidwell, Ohio, facility, the Company experienced higher than projected startup inefficiencies which resulted in higher than anticipated labor costs and waste. The Company expects startup issues to moderate during the fourth quarter and to be fully operating at planned efficiencies during fiscal 2015.

Net interest expense –The Company’s non-GAAP net interest expense was $1.3 million in the third quarter of fiscal 2014, flat compared to $1.3 million in the corresponding period last year. The borrowing rate on the Company’s outstanding $373 million of debt was 1.3 percent at the end of the third quarter of fiscal 2014.

Taxes – For non-GAAP items, the Company utilized a 31 percent tax rate during the third quarter, compared to 32 percent in the corresponding period last year.

The Company’s effective GAAP tax rate was 14.2 percent for the third quarter of fiscal 2014 compared to -97.5 percent in the corresponding period last year. The increased tax rate over the prior year is primarily attributable to two effects. This first is the tax impact of a corporate conversion implemented during the third quarter of fiscal 2013 whereby the restaurant operations were converted from corporations to limited liability companies. The second is the reduction of income for the impairment charge of Mimi’s Café, which resulted in the Company recording a significant tax benefit for fiscal year 2013.

The lower than statutory third-quarter tax rate is due to the impact of the Company’s reduction of its projected fiscal 2014 earnings thereby reducing the full-year effective tax rate.

Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 26.4 million shares in the third quarter of fiscal 2014, compared to 28.1 million shares in the corresponding period last year. There were 25.7 million shares outstanding at the end of the quarter, compared to 27.9 million shares in the corresponding period last year. The Company repurchased 783,400 shares for $38.6 million during the third quarter and continued to repurchase an additional 994,500 shares for $48.7 million through the end of February. The Company anticipates completing the announced repurchase of $225 million of its common stock by the end of the fiscal year.

Fiscal year 2014 outlook

The Company expects fiscal 2014 non-GAAP earnings per diluted share of $1.60 to $1.75 which includes: the estimated effects of sustained and severe winter weather through the end of February; same-store sales of -6.7 percent in February and projected same-store sales of -2 to -3 percent in March to reflect the impact on same-store sales of a snow storm early in the month, and 1 percent same-store sales in April; and remaining startup inefficiencies of approximately $1.5 to $2.0 million at BEF Foods’ Sulphur Springs plant.

This outlook is subject to a number of factors beyond the Company’s control, including the risk factors discussed in the Company’s fiscal 2013 annual report on Form 10-K and its other subsequent filings with the Securities and Exchange Commission. The Company’s outlook for fiscal year 2014 also relies on a number of important assumptions, including the following:

Consolidated company highlights

•	Net sales – approximately $1.3 billion.

•	Capital expenditures – approximately $175 to $200 million.

•	Depreciation and amortization – approximately $75 to $80 million.

•	Net interest expense – approximately $4.0 to $4.5 million, including the anticipated effect of the $225 million share repurchase program.

•	Tax rate – approximately 26 to 27 percent for the fourth quarter.

•	Diluted weighted-average share count – approximately 26.3 to 26.5 million shares, including the expected effect of the $225 million share repurchase program.

Bob Evans Restaurants segment

•	Net sales: Same-store sales down approximately 3 percent for the fourth quarter due to continued sustained and severe winter weather through early March.

•	Operating margins: 4 to 5 percent for the fourth quarter. Incorporated within this guidance is the impact of the accelerated Farm Fresh Refresh remodeling program; the severe winter weather; new restaurant development; investments in ERP; and increased professional expenditures related to strengthening the Company’s internal processes and controls over financial reporting and activist shareholder responses.

BEF Foods segment

•	Net sales: Overall net sales of $90 to $95 million for the fourth quarter.

•	Operating margins: 9 to 11 percent for the fourth quarter. During the fourth quarter of the fiscal year, the Company expects the startup inefficiencies associated with the Sulphur Springs plant expansion to be resolved, and to benefit from the Richardson, Texas, facility closure and higher sausage product pricing.

Preliminary fiscal year 2015 outlook

The Company expects fiscal 2015 earnings per diluted share between $2.80 and $3.00.

For the Bob Evans Restaurant business, the Company estimates $0.40 to $0.45 cents per share of benefit in fiscal year 2015 relative to fiscal year 2014 due to: the absence of closed store days and expenses associated with completion of the Farm Fresh Refresh program in fiscal 2014; winter weather consistent with historical norms; and the absence of costs related to the implementation of workforce management initiatives in 2014, partially offset by incremental depreciation. The Company expects same-store sales of 3.0 percent to 3.5 percent, and 8 to 10 new restaurants for fiscal 2015.

For the BEF Foods business, the Company estimates $0.55 to $0.60 cents per share of benefit in fiscal year 2015 relative to fiscal year 2014 due to: the absence of startup inefficiencies and the realization of expected cost reductions related to plant network consolidation, which reduced the plant network from eight to four facilities; the expansion of the Lima side dish and Sulphur Springs facilities; sales price increases on sausage to offset higher sow costs; and the end of the side dish supplier dispute in fiscal 2014. The Company expects sales growth of 8 to 9 percent, and sow costs of $70 per hundredweight for fiscal 2015.

The Company estimates the accretive effect of share repurchases on fiscal 2015 diluted EPS to be in the $0.35 to $0.40 range.

Offsetting these benefits is an expected fiscal 2015 net cost of approximately $0.55 to $0.60 cents per share related to increased interest expense resulting from the Company’s higher leverage level, increased investment in the enterprise resource planning project, costs related to activist shareholder responses, and higher taxes resulting from a higher tax rate. The Company expects to provide additional details concerning fiscal 2015 guidance within its fourth quarter fiscal 2014 earnings release.

Company to host conference call on Wednesday, March 5, 2014

The Company will host a conference call to discuss its third-quarter fiscal 2014 results at 10 a.m. (ET) on Wednesday, March 5, 2014. The dial-in number is (855) 468-0551, access code 13283832. A replay will be available at (800) 585-8367, access code 13283832.

A simultaneous webcast will be available at investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 24, 2014), Bob Evans Restaurants owned and operated 562 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 26, 2013, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2014 – Quarter 3

Note: amounts are in thousands, except per share amounts

Third quarter Fiscal 2014, ended January 24, 2014, compared to the corresponding period a year ago:

			Basic EPS		Diluted EPS
	Three Months Ended		Three Months Ended		Three Months Ended
	Jan 24, 2014	Jan 25, 2013	Jan 24, 2014	Jan 25, 2013	Jan 24, 2014	Jan 25, 2013
		(recast)		(recast)		(recast)
Operating income as reported
Bob Evans Restaurants	$6,578	$16,988
BEF Foods	1,376	3,161

Total operating income from continuing operations	7,954	20,149
Net interest expense	875	7,451

Pre-tax income from continuing operations	7,079	12,698
Income tax provision (benefit)	1,002	(12,381)

Income from continuing operations as reported	6,077	25,079	$0.23	$0.90	$0.23	$0.89
Pre-tax loss from discontinued operations	(461)	(67,590)
Income tax (benefit) provision	(107)	12,629

Loss from discontinued operations, net of tax	(354)	(80,219)	$(0.01)	$(2.87)	$(0.01)	$(2.85)

Net income (loss)	5,723	(55,140)	$0.22	$(1.97)	$0.22	$(1.96)

Adjustments
Bob Evans Restaurants
Impairments including from Assets Held for
Sale	1,769	2,371
Severance/Restructuring	493	253
Gain on sale of assets	(234)	(211)
Other	58	(527)
Overhead allocation	—	595

	2,086	2,481
BEF Foods
Severance/Restructuring	795	1,239
Merger and Acquisition Related Costs	—	167
Loss (gain) on sale of assets	61	—
Other	—	(55)
Overhead allocation to adj discontinued operations	—	198

	856	1,549
Discontinued operations
Impairments including from Assets Held for
Sale	—	70,576
Severance/Restructuring	—	1,121
Depreciation and amortization	—	(3,924)
Other	—	916
Adjustments to discontinued operations	461	—
Overhead allocations		(793)

	461	67,896
Total adjustments
Impairments including from Assets Held for
Sale	1,769	72,947
Severance/Restructuring	1,288	2,613
Merger and Acquisition Related Costs	—	167
(Gain) loss on Sale of Assets	(173)	(211)
Depreciation and amortization	—	(3,924)
Other	58	334
Adjustments to discontinued operations	461

	3,403	71,926
Non-GAAP operating income
Bob Evans Restaurants	8,664	19,469
BEF Foods	2,232	4,710

Total non-GAAP operating income from continuing operations	10,896	24,179
Total non-GAAP loss from discontinued operations	—	306

Total non-GAAP operating income	10,896	24,485
Continuing Operations
Adjustments to net interest expense	419	(6,150)

Non-GAAP net interest expense	1,294	1,301

Non-GAAP pre-tax income from continuing operations	9,602	22,878
Adjustments to income tax provision	782	19,702

Non-GAAP income tax provision	1,784	7,321

Non-GAAP income from continuing operations	7,818	15,557	$0.30	$0.56	$0.30	$0.55
Discontinued Operations
Adjustments to income tax benefit	143	(12,531)

Non-GAAP income tax provision	36	98

Non-GAAP (loss) income from discontinued operations	(36)	208	$(0.00)	$0.01	$(0.00)	$0.01

Non-GAAP net income	7,782	15,765	$0.30	$0.56	$0.30	$0.56

Shares Outstanding			26,336	27,994	26,377	28,136

Fiscal 2014 – Quarter 3p11

			Basic EPS		Diluted EPS
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	Jan 24, 2014	Jan 25, 2013	Jan 24, 2014	Jan 25, 2013	Jan 24, 2014	Jan 25, 2013
		(recast)		(recast)		(recast)
Operating income as reported
Bob Evans Restaurants	$24,972	$53,440
BEF Foods	3,876	15,310

Total operating income from continuing operations	28,848	68,750
Net interest expense	859	10,980

Pre-tax income from continuing operations	27,989	57,770
Income tax provision	7,283	2,918

Income from continuing operations as reported	20,706	54,852	$0.77	$1.94	$0.77	$1.94
Pre-tax loss from discontinued operations	(641)	(73,149)
Income tax (benefit) provision	(153)	10,423

Loss from discontinued operations, net of tax	(488)	(83,572)	$(0.02)	$(2.96)	$(0.02)	$(2.95)

Net income (loss)	20,218	(28,720)	$0.75	$(1.02)	$0.75	$(1.01)
Adjustments
Bob Evans Restaurants
Impairments including from Assets Held for
Sale	13,512	3,598
Severance/Restructuring	1,253	1,050
Merger and Acquisition Related Costs	5	—
Gain on sale of assets	(1,534)	(408)
Other	38	(527)
Overhead allocation	—	1,601

	13,274	5,314
BEF Foods
Impairments including from Assets Held for
Sale	3,000	—
Severance/Restructuring	2,562	5,184
Merger and Acquisition Related Costs	23	1,566
Loss (gain) on sale of assets	113	(5)
Other	—	(55)
Overhead allocation to adj discontinued operations	—	532

	5,698	7,222
Discontinued operations
Impairments including from Assets Held for
Sale	—	70,576
Severance/Restructuring	—	1,740
Depreciation and amortization	—	(3,924)
Other	—	916
Adjustments to discontinued operations	641	—
Overhead allocation to adj discontinued operations		(2,133)

	641	67,175
Total adjustments
Impairments including from Assets Held for
Sale	16,512	74,174
Severance/Restructuring	3,815	7,974
Merger and Acquisition Related Costs	28	1,566
(Gain) loss on Sale of Assets	(1,421)	(413)
Depreciation and amortization	—	(3,924)
Other	38	334
Adjustments to discontinued operations	641

	19,613	79,711
Non-GAAP operating income (loss)
Bob Evans Restaurants	38,246	58,754
BEF Foods	9,574	22,532

Total non-GAAP operating income from continuing operations	47,820	81,286
Total non-GAAP loss from discontinued operations	—	(5,974)

Total non-GAAP operating income	47,820	75,312
Continuing Operations
Adjustments to net interest expense	1,500	(6,150)

Non-GAAP net interest expense	2,359	4,830
Non-GAAP pre-tax income from continuing operations	45,461	76,456
Adjustments to income tax provision	5,647	22,593

Non-GAAP income tax provision	12,930	25,511

Non-GAAP income from continuing operations	32,531	50,945	$1.21	$1.81	$1.20	$1.80
Discontinued Operations
Adjustments to income tax benefit	199	(12,776)
Non-GAAP income tax provision (benefit)	46	(2,353)

Non-GAAP loss from discontinued operations	(46)	(3,621)	$(0.00)	$(0.13)	$(0.00)	$(0.13)

Non-GAAP net income	32,485	47,324	$1.20	$1.68	$1.20	$1.67

Shares Outstanding			26,970	28,203	27,063	28,345

Fiscal 2014 – Quarter 3p12

	Consolidated (Includes Discontinued Ops)				Bob Evans Restaurants
	Three Months Ended				Three Months Ended
	Jan 24, 2014	% of Sales	Jan 25, 2013	% of Sales	Jan 24, 2014	% of Sales	Jan 25, 2013	% of Sales
			(recast)				(recast)
Operating income as reported
Net sales	$340,132		$434,440		$240,506		$245,494
Cost of sales	117,751	34.6%	137,377	31.6%	62,676	26.1%	62,167	25.3%
Operating wages	102,334	30.1%	137,328	31.6%	90,860	37.8%	92,116	37.5%
Other operating	49,087	14.4%	69,464	16.0%	40,222	16.7%	40,870	16.6%
SG&A	41,375	12.2%	50,405	11.6%	22,636	9.4%	19,866	8.1%
Depr & amort	22,092	6.5%	18,898	4.3%	17,534	7.3%	13,487	5.5%
Impairment of assets held for sale	—	0.0%	68,409	15.7%	—	0.0%	—	0.0%

Total as Reported	7,493	2.2%	(47,441)	-10.9%	6,578	2.7%	16,988	6.9%
Operating wages	137		—		—		—
Other operating	(6)		(334)		—		—
SG&A	(3,534)		(7,108)		(2,086)		(2,481)
Depr & amort	—		3,925		—		—
Impairment of assets held for sale	—		(68,409)		—		—

Non-GAAP operating income	3,403		71,926		2,086		2,481
Net sales	340,132		434,440		240,506		245,494
Cost of sales	117,751	34.6%	137,377	31.6%	62,676	26.1%	62,167	25.3%
Operating wages	102,471	30.1%	137,328	31.6%	90,860	37.8%	92,116	37.5%
Other operating	49,081	14.4%	69,129	15.9%	40,222	16.7%	40,870	16.6%
SG&A	37,841	11.1%	43,298	10.0%	20,550	8.5%	17,385	7.1%
Depr & amort	22,092	6.5%	22,823	5.3%	17,534	7.3%	13,487	5.5%

Total non-GAAP operating income	10,896	3.2%	24,485	5.6%	8,664	3.6%	19,469	7.9%

	Consolidated (Continuing Operations)
	Three Months Ended
	Jan 24, 2014	% of Sales	Jan 25, 2013	% of Sales
Non-GAAP operating income
Net sales	$340,132		$343,321
Cost of sales	117,751	34.6%	113,955	33.2%
Operating wages	102,471	30.1%	102,946	30.0%
Other operating	49,081	14.4%	48,610	14.2%
SG&A	37,841	11.1%	36,608	10.7%
Depr & amort	22,092	6.5%	17,023	5.0%

Total non-GAAP operating income	10,896	3.2%	24,179	7.0%

Fiscal 2014 – Quarter 3p13

	BEF Foods				Discontinued Operations
	Three Months Ended				Three Months Ended
	Jan 24, 2014	% of Sales	Jan 25, 2013	% of Sales	Jan 24, 2014	% of Sales	Jan 25, 2013	% of Sales
			(recast)				(recast)
Operating income as reported
Net sales	$99,626		$97,827		$—		$91,119
Cost of sales	55,075	55.3%	51,788	52.9%	—		23,422	25.7%
Operating wages	11,562	11.6%	10,830	11.1%	(88)		34,382	37.7%
Other operating	8,859	8.9%	7,740	7.9%	6		20,854	22.9%
SG&A	18,196	18.3%	20,772	21.2%	543		9,767	10.7%
Depr & amort	4,558	4.6%	3,536	3.6%	—		1,875	2.1%
Impairment of assets held for sale	—	0.0%	—	0.0%	—		68,409	75.1%

Total as Reported	1,376	1.4%	3,161	3.2%	(461)		(67,590)	-74.2%
Adjustments
Operating wages	49		—		88		—
Other operating	—		—		(6)		(334)
SG&A	(905)		(1,549)		(543)		(3,077)
Depr & amort	—		—		—		3,924
Impairment of assets held for sale	—		—		—		(68,409)

	856		1,549		461		67,896
Non-GAAP operating income
Net sales	99,626		97,827		—		91,119
Cost of sales	55,075	55.3%	51,788	52.9%	—		23,422	25.7%
Operating wages	11,611	11.7%	10,830	11.1%	—		34,382	37.7%
Other operating	8,859	8.9%	7,740	7.9%	—		20,520	22.5%
SG&A	17,291	17.4%	19,223	19.6%	—		6,690	7.3%
Depr & amort	4,558	4.6%	3,536	3.6%	—		5,799	6.4%

Total non-GAAP operating income	2,232	2.2%	4,710	4.8%	—		306	0.3%

Fiscal 2014 – Quarter 3p14

	Consolidated (Includes Discontinued Ops)				Bob Evans Restaurants
	Nine Months Ended				Nine Months Ended
	January 24, 2014	% of Sales	January 25, 2013	% of Sales	January 24, 2014	% of Sales	January 25, 2013	% of Sales
			(recast)				(recast)
Operating income as reported
Net sales	$1,002,181		$1,255,031		$725,557		$739,762
Cost of sales	337,345	33.7%	381,419	30.4%	185,250	25.5%	184,234	24.9%
Operating wages	304,700	30.4%	404,545	32.2%	273,586	37.7%	278,112	37.6%
Other operating	148,078	14.8%	208,688	16.6%	123,547	17.0%	126,923	17.2%
SG&A	113,868	11.4%	134,383	10.7%	62,381	8.6%	57,567	7.8%
Depr & amort	57,603	5.7%	61,986	4.9%	46,441	6.4%	39,486	5.3%
Impairment of assets held for sale	12,380	1.2%	68,409	5.5%	9,380	1.3%	—	0.0%

Total as Reported	28,207	2.8%	(4,399)	-0.4%	24,972	3.4%	53,440	7.2%
Adjustments
Operating wages	593		—		453		—
Other operating	68		(335)		—		—
SG&A	(7,945)		(14,893)		(4,398)		(5,314)
Depr & amort	51		3,926		51		—
Impairment of assets held for sale	(12,380)		(68,409)		(9,380)		—

Non-GAAP operating income	19,613		79,711		13,274		5,314
Net sales	1,002,181		1,255,031		725,557		739,762
Cost of sales	337,345	33.7%	381,419	30.4%	185,250	25.5%	184,234	24.9%
Operating wages	305,292	30.5%	404,545	32.2%	274,039	37.8%	278,112	37.6%
Other operating	148,146	14.8%	208,353	16.6%	123,547	17.0%	126,923	17.2%
SG&A	105,923	10.6%	119,491	9.5%	57,983	8.0%	52,253	7.1%
Depr & amort	57,655	5.8%	65,911	5.3%	46,492	6.4%	39,486	5.3%

Total non-GAAP operating income	47,820	4.8%	75,312	6.0%	38,246	5.3%	58,754	7.9%

	Consolidated (Continuing Operations)
	Nine Months Ended
	January 24, 2014	% of Sales	January 25, 2013	% of Sales
Non-GAAP operating income
Net sales	$1,002,181		$996,317
Cost of sales	337,345	33.7%	313,740	31.5%
Operating wages	305,292	30.5%	305,744	30.7%
Other operating	148,146	14.8%	147,293	14.8%
SG&A	105,923	10.6%	99,613	10.0%
Depr & amort	57,655	5.8%	48,641	4.9%

Total non-GAAP operating income	47,820	4.8%	81,286	8.2%

Fiscal 2014 – Quarter 3p15

	BEF Foods				Discontinued Operations
	Nine Months Ended				Nine Months Ended
	January 24, 2014	% of Sales	January 25, 2013	% of Sales	January 24, 2014	% of Sales	January 25, 2013	% of Sales
			(recast)				(recast)
Operating income as reported
Net sales	$276,624		$256,555		$—		$258,715
Cost of sales	152,095	55.0%	129,506	50.5%	—		67,680	26.2%
Operating wages	31,204	11.3%	27,632	10.8%	(91)		98,801	38.2%
Other operating	24,492	8.9%	20,370	7.9%	39		61,395	23.7%
SG&A	50,795	18.4%	54,582	21.3%	693		22,235	8.6%
Depr & amort	11,162	4.0%	9,155	3.6%	—		13,344	5.2%
Impairment of assets held for sale	3,000	1.1%	—	0.0%	—		68,409	26.4%

Total as Reported	3,876	1.4%	15,310	6.0%	(641)		(73,149)	-28.3%
Adjustments
Operating wages	49		—		91		—
Other operating	107		—		(39)		(335)
SG&A	(2,854)		(7,222)		(693)		(2,355)
Depr & amort	—		—		—		3,924
Impairment of assets held for sale	(3,000)		—		—		(68,409)

Non-GAAP operating income	5,698		7,222		641		67,175
Net sales	276,624		256,555		—		258,715
Cost of sales	152,095	55.0%	129,506	50.5%	—		67,680	26.2%
Operating wages	31,253	11.3%	27,632	10.8%	—		98,801	38.2%
Other operating	24,599	8.9%	20,370	7.9%	—		61,060	23.6%
SG&A	47,941	17.3%	47,360	18.5%	—		19,880	7.7%
Depr & amort	11,162	4.0%	9,155	3.6%	—		17,268	6.7%

Total non-GAAP operating income	9,574	3.5%	22,532	8.8%	—		(5,974)	-2.3%

Fiscal 2014 – Quarter 3p16

	Consolidated Results
	Three Months Ended
	January 24, 2014	% of sales	January 25, 2013	% of sales
			(recast)	(recast)
Net sales	$340,132		$343,321
Cost of sales	117,751	34.6%	113,955	33.2%
Operating wages	102,422	30.1%	102,946	30.0%
Other operating	49,081	14.4%	48,610	14.2%
S,G&A	40,832	12.0%	40,638	11.8%
Depreciation and amortization	22,092	6.5%	17,023	5.0%

Operating income from continuing operations	7,954	2.3%	20,149	5.9%
Net interest expense	875	0.3%	7,451	2.2%

Pre-tax income from continuing operations	7,079	2.1%	12,698	3.7%
Provision (benefit) for income taxes	1,002	0.3%	(12,381)	-3.6%

Income from continuing operations	6,077	1.8%	25,079	7.3%
Loss from discontinued operations, net of tax	(354)	-0.1%	(80,219)	-23.4%

Net income (loss)	$5,723	1.7%	$(55,140)	-16.1%
EPS—income from continuing operations:
Basic	$0.23		$0.90
Diluted	$0.23		$0.89
EPS—loss from discontinued operations:
Basic	$(0.01)		$(2.87)
Diluted	$(0.01)		$(2.85)
EPS—net income (loss):
Basic	$0.22		$(1.97)
Diluted	$0.22		$(1.96)
Dividends paid per share:	$0.310		$0.275
Weighted average shares outstanding:
Basic	26,336		27,994
Dilutive stock options	41		142

Diluted	26,377		28,136
Shares outstanding at quarter end:	25,686		27,879

Income taxes related to continuing operations, as a percentage of pre-tax income, were 14.2% vs. (97.5%).

	Segment Results
	Three Months Ended
	Bob Evans Restaurants		BEF Foods
	January 24, 2014	January 25, 2013	January 24, 2014	January 25, 2013
		(recast)		(recast)
Net sales	$240,506	$245,494	$99,626	$97,827
Cost of sales	26.1%	25.3%	55.3%	52.9%
Operating wages	37.8%	37.5%	11.6%	11.1%
Other operating	16.7%	16.6%	8.9%	7.9%
S,G&A	9.4%	8.1%	18.3%	21.2%
Depreciation and amortization	7.3%	5.5%	4.6%	3.6%

Operating income	2.7%	6.9%	1.4%	3.2%

Fiscal 2014 – Quarter 3p17

	Consolidated Results
	Nine Months Ended
	January 24, 2014	% of sales	January 25, 2013	% of sales
			(recast)	(recast)
Net sales	$1,002,181		$996,317
Cost of sales	337,345	33.7%	313,739	31.5%
Operating wages	304,790	30.4%	305,743	30.7%
Other operating	148,039	14.8%	147,294	14.8%
S,G&A	113,176	11.3%	112,149	11.3%
Depreciation and amortization	57,603	5.8%	48,642	4.9%
Impairment of assets held for sale	12,380	1.2%	—	0.0%

Operating income from continuing operations	28,848	2.9%	68,750	6.9%
Net interest expense	859	0.1%	10,980	1.1%

Pre-tax income from continuing operations	27,989	2.8%	57,770	5.8%
Provision for income taxes	7,283	0.7%	2,918	0.3%

Income from continuing operations	20,706	2.1%	54,852	5.5%
Loss from discontinued operations, net of tax	(488)	0.0%	(83,572)	-8.4%

Net income (loss)	$20,218	2.0%	$(28,720)	-2.9%
EPS—income from continuing operations
Basic	$0.77		$1.94
Diluted	$0.77		$1.94
EPS—loss from discontinued operations
Basic	$(0.02)		$(2.96)
Diluted	$(0.02)		$(2.95)
EPS—net income (loss)
Basic	$0.75		$(1.02)
Diluted	$0.75		$(1.01)
Dividends paid per share:	$0.895		$0.800
Weighted average shares outstanding:
Basic	26,970		28,203
Dilutive stock options	93		142

Diluted	27,063		28,345
Shares outstanding at period end:	25,686		27,879

Income taxes related to continuing operations, as a percentage of pre-tax income, were 26.0% vs. 5.1%.

	Segment Results
	Nine Months Ended
	Bob Evans Restaurants		BEF Foods
	January 24, 2014	January 25, 2013	January 24, 2014	January 25, 2013
		(recast)		(recast)
Net sales	$725,557	$739,762	$276,624	$256,555
Cost of sales	25.5%	24.9%	55.0%	50.5%
Operating wages	37.7%	37.6%	11.3%	10.8%
Other operating	17.0%	17.2%	8.9%	7.9%
S,G&A	8.6%	7.8%	18.4%	21.3%
Depreciation and amortization	6.4%	5.3%	4.0%	3.6%
Impairment of assets held for sale	1.3%	0.0%	1.1%	0.0%

Operating income	3.4%	7.2%	1.4%	6.0%

Fiscal 2014 – Quarter 3p18

Bob Evans Restaurants openings and closings, by quarter:

Future quarters represent estimates for fiscal year 2014.

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Total	Closings	Ending Total
2014	560	1	1	1	1	4	1	563
2013	565	2	—	—	—	2	7	560
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569

Full realization of Bob Evans Restaurant remodel benefits:

	Fiscal Year
	2012	2013	2014 Est.
Assumptions:
Remodel openings	87	195	230
Total days closed for remodels	653	1,337	1,438
Financial impact:
Closed day sales	$2,701	$6,331	$5,502
Pre-opening expense and repair and maintenance	$1,690	$3,624	$3,936

Fiscal 2014 – Quarter 3p19

Bob Evans Restaurant remodel openings and pre-opening expense, by fiscal year and quarter:

Future quarters represent estimates for fiscal year 2014.

2014	Q1	Q2	Q3	Q4	Total
Lansing	12	2	—	—	14
Tampa	10	8	—	—	18
Buffalo/Erie	10	2	—	—	12
Cleveland	5	—	—	—	5
Orlando	5	9	—	—	14
South Bend	5	2	—	—	7
Chicago	4	8	4	—	16
FT Myers	6	3	—	2	11
Baltimore/DC	—	14	11	19	44
Philadelphia	—	6	5	10	21
St Louis	—	7	7	—	14
Kansas City	—	5	4	—	9
Charleston	—	—	6	22	28
Charlotte	—	—	2	6	8
Richmond	—	—	—	5	5
Pittsburgh	3	—	—	—	3
Nashville	—	—	—	1	1

Total	60	66	39	65	230
Pre-opening and repair and maintenance expense	$1,176	$1,050	$700	$1,010	$3,936
Incremental administrative expense (est)	$265	$270	$236	$270	$1,041
Total days closed for remodels	438	411	237	352	1,438

2013	Q1	Q2	Q3	Q4	Total
Cincinnati	2	—	—	—	2
Other markets	2	—	—	—	2
Columbus	24	17	—	—	41
Charleston	8	—	—	—	8
Ft. Wayne	—	7	4	—	11
Indianapolis	—	15	15	—	30
Flint	—	6	8	—	14
Louisville	—	—	6	20	26
Pittsburgh	—	—	—	16	16
Cleveland	—	—	7	38	45

Total restaurants	36	45	40	74	195
Pre-opening and repair and maintenance expense	$570	$828	$819	$1,407	$3,624
Incremental administrative expense (est)	$141	$153	$146	$194	$634
Total days closed for remodels	254	290	258	535	1,337

Fiscal 2014 – Quarter 3p20

2012	Q1	Q2	Q3	Q4	Total
Toledo	1	17	7	—	25
Detroit	—	14	3	—	17
Cincinnati	—	—	2	23	25
Other markets	1	—	3	16	20
Total restaurants	2	31	15	39	87

Pre-opening and repair and maintenance expense	$36	$508	$400	$746	$1,690
Incremental administrative expense (est)	$7	$108	$52	$136	$303
Total days closed for remodels	7	221	118	307	653

2011	Q1	Q2	Q3	Q4	Total
Prototype	—	2	—	—	2
Dayton	—	—	10	19	29

Total restaurants	—	2	10	19	31
Pre-opening and repair and maintenance expense	$—	$80	$263	$245	$588
Incremental administrative expense (est)	$	$9	$43	$82	$134
Total days closed for remodels	—	21	76	73	170

2010	Q1	Q2	Q3	Q4	Total
Total restaurants	—	—	—	1	1
Pre-Opening Expense	$—	$—	$—	$20	$20
Total days closed for remodels	—	—	—	3	3

Fiscal 2014 – Quarter 3p21

Bob Evans Restaurants same-store sales analysis (18-month core; 554 restaurants):

	Fiscal 2014			Fiscal 2013			Fiscal 2012
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(0.9)	3.0	(3.9)	0.7	2.2	(1.5)	(1.5)	0.8	(2.3)
June	0.3	3.0	(2.7)	(0.3)	1.9	(2.2)	(2.0)	1.0	(3.0)
July	(1.0)	3.8	(4.8)	2.3	0.9	1.4	(1.8)	2.0	(3.8)

Q1	(0.6)	3.3	(3.9)	1.0	1.6	(0.6)	(1.8)	1.3	(3.1)
August	(0.7)	4.2	(4.9)	1.5	0.9	0.6	(2.6)	2.0	(4.6)
September	(2.0)	3.8	(5.8)	(0.4)	1.4	(1.9)	(1.9)	2.0	(3.9)
October	(2.9)	2.2	(5.0)	1.6	3.1	(1.5)	(0.3)	2.0	(2.3)

Q2	(1.9)	3.3	(5.2)	1.0	1.9	(0.9)	(1.5)	2.0	(3.5)
November	0.4	2.2	(1.8)	2.1	2.8	(0.7)	0.1	1.9	(1.8)
December	(1.7)	2.2	(3.9)	(0.5)	2.7	(3.2)	2.4	2.2	0.2
January	(4.7)	2.2	(6.9)	3.1	2.7	0.4	2.3	2.0	0.3

Q3	(1.8)	2.2	(3.9)	1.6	2.8	(1.2)	1.6	2.0	(0.4)
February	—	—	—	(4.0)	3.1	(7.1)	2.2	1.7	0.5
March	—	—	—	3.6	3.5	0.1	(2.0)	1.7	(3.7)
April	—	—	—	1.7	3.4	(1.7)	(1.5)	1.8	(3.3)

Q4	—	—	—	0.5	3.4	(2.8)	(0.6)	1.7	(2.3)
Fiscal year	(1.4)	2.9	(4.3)	1.0	2.4	(1.4)	(0.6)	1.7	(2.3)

•	Key restaurant sales data (core restaurants only):

Bob Evans Restaurants
Average annual store sales ($) – FY13	$1,741,000
Q3 FY 2014 day part mix (%):
Breakfast	33%
Lunch	39%
Dinner	28%
Q3 FY 2014 dine-in check average per guest ($):
Breakfast	$8.95
Lunch	9.55
Dinner	9.57

Q3 FY 2014 dine-in check average per guest ($)	$9.35
Q3 FY 2014 dine-in check average per ticket ($)	$18.29
Q3 FY 2014 carry-out check average per ticket ($)	$16.90

Fiscal 2014 – Quarter 3p22

BEF Foods historical sow cost review (average cost per hundredweight):

Fiscal Year	Q1	Q2	Q3	Q4		Average
2014	$63.24	$77.33	$72.36	$		$71.41
2013	$54.19	$43.22	$58.72		$59.07	$53.87
2012	$57.06	$67.82	$60.56		$60.41	$61.58
2011	$59.52	$60.47	$51.16		$59.05	$57.17

Total pounds sold review:

Fiscal Year	Q1	Q2	Q3	Q4	Average
2014	13.0%	0.2%	-11.1%		-0.8%
2013	7.2%	16.1%	13.1%	21.4%	14.6%
2012	-2.7%	3.1%	0.9%	-1.3%	0.1%
2011	-1.1%	-14.7%	-7.9%	-4.6%	-7.1%

Total pounds sold, by category:

Fiscal Year 2014:

Category	Q1	Q2	Q3	Q4
Sausage	22.3%	23.5%	29.5%
Sides	39.4%	40.2%	40.7%
Frozen	5.0%	5.1%	4.8%
Food Service	29.7%	27.5%	21.5%
Other	3.6%	3.7%	3.5%

Fiscal Year 2013:

Category	Q1	Q2	Q3	Q4
Sausage	24.2%	24.2%	25.5%	22.0%
Sides	39.5%	37.8%	39.7%	38.7%
Frozen	5.7%	5.3%	4.2%	5.5%
Food Service	26.9%	30.0%	28.0%	30.5%
Other	3.7%	2.7%	2.6%	3.4%

Net sales review (dollars in thousands):

	Q3 2014	YTD 2014	Q3 2013	YTD 2013
Gross sales	$115,946	$315,444	$117,760	$297,914
Less: promotions	(15,520)	(36,798)	(19,171)	(38,230)
Less: returns and slotting	(800)	(2,022)	(762)	(3,129)

Net sales	$99,626	$276,624	$97,827	$256,555

Fiscal 2014 – Quarter 3p23